                           OFFER TO PURCHASE FOR CASH
                         ALL OUTSTANDING ORDINARY SHARES
                                       OF
                           ROBOMATIX TECHNOLOGIES LTD.
                                       AT
                                 $1.00 PER SHARE
                                       BY
                            WORLDGROUP HOLDINGS LTD.

--------------------------------------------------------------------------------

Our offer and withdrawal rights will expire at 5:00 p.m., New York City time, on
Wednesday, July 13, 2005 unless the offer is extended. Shares of Robomatix
Technologies Ltd. tendered pursuant to our offer may be withdrawn at any time prior to the expiration date.

--------------------------------------------------------------------------------

     IF MORE THAN 95% OF THE OUTSTANDING SHARES ARE TENDERED, OR IF 90% OR LESS
OF THE OUTSTANDING SHARES ARE TENDERED, WE WILL PURCHASE ALL SHARES TENDERED.

     PROMPTLY FOLLOWING THE EXPIRATION DATE, IF WE DETERMINE THAT MORE THAN 90%
BUT NOT MORE THAN 95% OF THE SHARES HAVE BEEN TENDERED, WE WILL EXTEND THE OFFER
AND AMEND IT TO PROVIDE THAT WE WILL ACCEPT NO MORE THAN 90% OF THE OUTSTANDING
SHARES.

     WE CURRENTLY DO NOT HOLD DIRECTLY ANY SHARES OF ROBOMATIX TECHNOLOGIES LTD.
HOWEVER SPL SOFTWARE LTD., OUR CONTROLLING SHAREHOLDER, HOLDS 0.14% OF THE
OUTSTANDING ORDINARY SHARES OF ROBOMATIX TECHNOLOGIES LTD., SILVERBOIM HOLDINGS
LTD., THE CONTROLLING SHAREHOLDER OF SPL SOFTWARE LTD., HOLDS 60.84% OF THE
OUTSTANDING ORDINARY SHARES OF ROBOMATIX TECHNLOGIES LTD., AND ZVI BARINBOIM,
THE CONTROLLING SHAREHOLDER OF SILVERBOIM HOLDINGS LTD., HOLDS 0.64% OF THE
OUTSTANDING ORDINARY SHARES OF ROBOMATIX TECHNOLOGIES LTD., AND THUS OUR
CONTROLLING SHAREHOLDER AND ITS AFFILIATES IN THE AGGREGATE HOLD 61.62% OF THE
OUTSTANDING ORDINARY SHARES OF ROBOMATIX TECHNOLOGIES LTD.

                 ----------------------------------------------

                                    IMPORTANT

     If you want to tender all or any portion of your shares of Robomatix
Technologies Ltd., you should either (i) complete and sign the Letter of
Transmittal (or facsimile thereof) in accordance with the instructions in the
Letter of Transmittal, have your signature thereon guaranteed if required by
Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of
Transmittal (or facsimile thereof) and any other required documents to
American Stock Transfer & Trust Company, our Depositary, and either deliver the certificates for your shares to our Depositary or tender your shares pursuant to the procedures for book-entry transfer; or (ii) request your broker, dealer, commercial bank, trust company or other nominee to tender your shares for you.
If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee to tender your shares. If you want to tender shares and your certificates representing your shares are not immediately available, or you cannot comply with the procedures for book-entry transfer on a timely basis, or you cannot deliver all required documents to our Depositary prior to the expiration of our offer, you may tender your shares by following the procedures for guaranteed delivery set forth in "The Offer -- Procedure for
Tendering Shares."

     Questions and requests for assistance may be directed to our Information
Agent at the address and telephone numbers set forth on the back cover of this document. Requests for additional copies of this document, the Letter of
Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may also be obtained from our Information Agent.

                 ----------------------------------------------

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
SECURITIES COMMISSION PASSED UPON THE MERITS OR THE FAIRNESS OF SUCH TRANSACTION
OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT.
ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                 ----------------------------------------------

                     The Information Agent for our offer is:

                                Yigal Arnon & Co.
                                1 Azrieli Center
                                 Tel-Aviv 67021
                                     Israel
                               Attn.: Orly Tsioni
                          Telephone: 011-972-3-608-7842
                          Facsimile: 011-973-3-608-7713
                             email: orly@arnon.co.il

                     The date of this offer is June 14, 2005

                                TABLE OF CONTENTS



                                                                                                          PAGE NUMBER



                                                     1

                                     SUMMARY

         We are providing this summary for your convenience. It highlights the most material information from our offer, but you should realize that it does not describe all of the details of our offer. We urge you to read this entire document and the accompanying Letter of Transmittal because they contain the full details of our offer. We have included references to the sections of this document where a more complete discussion is set forth. If you have questions or require assistance, contact our Information Agent at the address and telephone numbers provided on the back cover of this document.

Who is offering to purchase my ordinary shares?

o    We are WorldGroup Holdings Ltd., a publicly-traded company organized under the laws of Israel. Together with entities directly and indirectly controlling us, we currently own approximately 61.62% of the outstanding ordinary shares of Robomatix. We are offering to purchase your ordinary shares of Robomatix. See Introduction and "The Offer -- Certain Information
     Concerning the Bidder Group."

o    We are controlled by SPL Software Ltd., which owns 19,092 ordinary shares of Robomatix, or approximately 0.14% of the outstanding ordinary shares of
     Robomatix. SPL Software Ltd. is in turn controlled by Silverboim Holdings
     Ltd., which owns 8,273,150 ordinary shares, or approximately 60.84% of the outstanding ordinary shares, of Robomatix. Silverboim is in turn controlled by Zvi Barinboim, who owns 87,200 ordinary shares, or approximately 0.64%
     of the outstanding ordinary shares of Robomatix. Both SPL Software Ltd. and
     Robomatix are controlled by Mr. Barinboim. Because of these relationships with us, and their roles in structuring our offer, our offer may be deemed to be made on behalf of SPL Software Ltd., Silverboim Holdings Ltd. and Mr.
     Barinboim. In this document, we refer to SPL Software Ltd., Silverboim
     Holdings Ltd., Mr. Barinboim and us collectively as the "bidder group."

How much are you offering to pay and what is the form of payment?

o    We are offering to pay $1.00 per ordinary share, less any withholding taxes due, to you in cash and without interest. See "The Offer -- Terms of Our
     Offer."

How many ordinary shares will you purchase?

o    We are offering to purchase all of the ordinary shares of Robomatix.
     However, if, promptly following the expiration date, we determine that more than 90% but not more than 95% of the shares have been tendered, we will extend the offer and amend it to provide that we will accept no more than
     90% of the outstanding shares. As of June 13, 2005, Robomatix had
     13,599,626 ordinary shares outstanding. See "The Offer -- Terms of Our
     Offer."

Do you have the financial resources to make payment?

o    Yes. Based on the number of shares outstanding as of June 13, 2005, and the number of shares issuable upon exercise of vested options, the amount of cash required to buy the maximum number of shares in this offer is approximately $17.3 million. We have sufficient cash on hand to buy all of such shares. See "The Offer -- Source and Amount of Funds."

Is your financial condition relevant to my decision to tender in your offer?

o    Because the form of payment consists solely of cash and our offer is not conditioned on any financing arrangement, we do not think that our financial condition is relevant to your decision to tender your shares in our offer.

How long do I have to decide whether to tender my shares in your offer?

o    You may tender your ordinary shares until Wednesday, July 13, 2005, at 5:00
     p.m., New York City time. If you are unable to deliver everything that is required in order to make a valid tender by that time, you may be able to use the guaranteed delivery procedure. See "The Offer -- Terms of Our
     Offer" and "The Offer -- Procedure for Tendering Shares."

How will I be notified if you extend your offer?

o    If we decide to extend our offer, we will issue a press release no later than 9:00 a.m., New York City time, on the previously scheduled expiration date. See "The Offer -- Terms of Our Offer."

How will the offer affect outstanding options?

o    Outstanding options to acquire Robomatix shares will be unaffected by the offer. These options will continue to vest and to be capable of being exercised in accordance with their terms.

Are there any conditions to your offer?

o    Yes. Our offer is conditioned upon the approval of the Israeli Anti-Trust
     Comptroller, and also is subject to certain other conditions that are customary for a cash tender offer. See "The Offer -- Conditions to Our
     Offer."

o    In addition, if more than 95% of the outstanding ordinary shares are tendered, we will purchase all shares tendered. If, promptly following the expiration date, we determine that more than 90% but not more than 95% of the shares have been tendered, we will extend the offer and amend it to provide that we will accept no more than 90% of the outstanding shares. If
     90% or less of the outstanding shares are tendered, we will purchase all shares tendered. See "The Offer -- Terms of Our Offer."

Will Silverboim Holdings Ltd., SPL Software Ltd. and Zvi Barinboim tender their shares in the offer?

o    Silverboim Holdings Ltd., SPL Software Ltd. and Zvi Barinboim have each indicated to us that they will tender all of their shares pursuant to the offer and Zvi Barinboim will also exercise options to purchase 60,000 ordinary shares of Robomatix and will tender such shares pursuant to the offer.

Is this tender offer the first step in a going private transaction?

o    Yes. We are offering to purchase all of the outstanding shares. If either:
     (i) we acquire more than 95% of the outstanding ordinary shares of
     Robomatix Technologies Ltd. in the offer; or (ii) there are fewer than 300 holders of record of Robomatix ordinary shares resident in the U.S. after we accept and pay for shares tendered in the offer, our intention is to cause Robomatix to file a certification on Form 15 with the SEC to de-register its ordinary shares under the Exchange Act. See "Special
     Factors -- Israeli Companies Law, 1999; Rights of Shareholders in Our
     Offer," "The Offer -- Terms of Our Offer" and "Plans for Robomatix; Effects
     of Our Offer."

Is your offer fair?

o    Each member of our bidder group believes that the consideration to be received by the shareholders who are not affiliated with us pursuant to our offer is fair from a financial point of view because, among other things, the offer price represents a substantial premium over the prices at which the ordinary shares have recently traded. See "Special Factors -- Our
     Position Regarding the Fairness of Our Offer."

What does Robomatix's board of directors think of your offer?

o    Robomatix has advised us that the board of directors of Robomatix is remaining neutral to our offer and has expressed no opinion, and will not express any opinion, as to whether you should tender your shares in our offer. The board of directors of Robomatix has resolved to remain neutral because the controlling shareholder of Robomatix has a personal interest in the transaction and all directors of Robomatix hold shares or options (or both) in Robomatix and thus also have a personal interest in the offer. See
     "Special Factors -- Neutral Position of Robomatix."

Are there any potential conflicts of interests inherent in this transaction that
I should be aware of?

o    You should be aware of the following potential conflicts of interest inherent in this transaction:

     -   SPL Software Ltd., Silverboim Holdings Ltd. and Zvi Barinboim, our
         direct and indirect parents and controlling shareholders, own approximately 61.62% of the issued and outstanding ordinary shares of
         Robomatix. Accordingly, we are thereby

         able to elect all five members of the board of directors of Robomatix
         (subject to the requirement that our two outside directors must also receive the vote of at least one-third of the votes cast by shareholders who are not members of our bidder group) and control
         Robomatix.

     -   Of the five members of the board of directors of Robomatix, two also serve on our board of directors, and of those, one (Mr. Barinboim) also controls SPL Software Ltd. and Silverboim Holdings Ltd. and is a member of the bidder group.

     -   Each member of Robomatix's board of directors holds shares or options
         (or both) in Robomatix and thus also has a personal interest in the offer.

     -   Silverboim will invest in WorldGroup all of the consideration it will receive for its tendered shares.

o    In addition, we have arrangements with Robomatix and directors and officers of Robomatix have arrangements with Robomatix that present them with potential conflicts of interest in connection with our offer. These arrangements are described in "The Offer -- Certain Information Concerning
     Robomatix."

Are the shares traded or quoted on any market or quotation system?

o The shares are traded on the OTC Bulletin Board under the symbol "RBMXF.OB."

What is the market value of the ordinary shares as of a recent date?

o    On May 6, 2005, the last day on which trading in the ordinary shares was reported by the OTC Bulletin Board before we publicly announced our intent to commence the tender offer, the closing price per share was $0.74. On
     June 13, 2005, the last sale price per share, as reported on the OTC
     Bulletin Board, was $0.915. See "The Offer -- Price Range of the Shares."

What are the tax consequences of your offer?

o    If you are a U.S. taxpayer, the receipt of cash for shares pursuant to our offer will be a taxable transaction for U.S. federal income taxation purposes. If you are an Israeli taxpayer, the receipt of cash for shares pursuant to our offer is subject to taxation, although exemptions may be available for some shareholders. Neither we, nor Robomatix nor the members of the bidder group will recognize taxable gain or loss as a result of this transaction. See "The Offer -- Certain Tax Consequences."

What are my appraisal rights?

o    Under Section 338 of the Israeli Companies Law, if we complete our offer and acquire the outstanding shares not tendered in the offer through compulsory acquisition (as permitted by Section 337(a) of the Israeli
     Companies Law in the event that we own more than 95% of the outstanding ordinary shares), an Israeli court may, at the request of any shareholder who sold shares to us, determine that the consideration paid for the shares was less than the fair market value and decide that we should pay the fair market value to such shareholder. See "Special Factors
     -- Israeli Companies Law, 1999; Rights of Shareholders in Our Offer."

How do I tender my ordinary shares?

o    To tender your ordinary shares, before the tender offer expires:

     -   if you hold physical share certificate(s), you must deliver your share certificate(s) and a properly completed and duly executed Letter of
         Transmittal to our Depositary at the address appearing on the back cover of this document; or

     -   you must inform your broker of your decision to sell your shares so that our Depositary receives a confirmation of receipt of your tender by book-entry transfer; or

     -   you or your broker must comply with the guaranteed delivery procedure.

See "The Offer -- Procedure for Tendering Shares" and the instructions to the
Letter of Transmittal.

Once I have tendered ordinary shares in your offer, can I withdraw my tender?

o    You may withdraw your tender at any time before 5:00 p.m., New York City time, on July 13, 2005 or, if we extend our offer, before 5:00 p.m., New
     York City time, on the date to which the offer is extended. Unless we have previously purchased your shares, you may also withdraw your tender after
     5:00 p.m., New York City time, on August 13, 2005. If we announce a subsequent offering period, any shares tendered during such period may not be withdrawn. See "The Offer -- Withdrawal Rights."

When will you pay for the ordinary shares I tender?

o    We will pay you the purchase price for the shares we purchase promptly after the expiration of our offer, or any extension of it. If we announce a subsequent offering period, we will promptly pay the purchase price for any shares tendered during such period. See "The Offer -- Acceptance for
     Payment."

Will you provide a subsequent offering period or make further offers for the shares in the future if 100% of the shares are not tendered in the offer?

o    We may elect to provide a subsequent offering period or to make future offers to purchase ordinary shares if 95% or less of the outstanding ordinary shares are tendered. If we provide a subsequent offering period, it will be at the same price, $1.00 per share, as in this offer.

Will I have to pay brokerage commissions if I tender my shares?

o    If you are a registered shareholder and you tender your shares directly to our Depositary, you will not incur any brokerage commissions. If you hold shares through a broker or a bank, we urge you to consult your broker or bank to determine whether any transaction costs are applicable.

Whom can I talk to if I have questions?

o    Our Information Agent, Yigal Arnon & Co., can help answer your questions regarding our offer. You may call our Information Agent at
     011-972-3-608-7842; ask for Orly Tsioni, or email her at orly@arnon.co.il.

        To the Holders of Ordinary Shares of Robomatix Technologies Ltd.

                                  INTRODUCTION

         We, WorldGroup Holdings Ltd., hereby offer to purchase all outstanding ordinary shares of Robomatix Technologies Ltd. ("Robomatix"), par value NIS 1.46 per share, at a price of $1.00 per share, less any withholding taxes due, to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this document and in the related Letter of Transmittal. Unless otherwise indicated herein, all references to "dollars" or "$"are to the currency of the United States and all references to "New Israeli Shekels" or
"NIS" are to the currency of Israel. The exchange rate as of December 31, 2004 was NIS 4.308 per $1.00.

         If you have shares of Robomatix registered in your own name and if you tender directly to American Stock Transfer & Trust Company, our Depositary, you
will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of shares pursuant to our offer. Tendering record holders who reside in Israel, except securities brokers, must state to us, in their Letter of Transmittal, that they are residents of the State of Israel, and we are required to withhold
Israeli income tax equal to 15% of the consideration to be paid to them, unless they provide the Depositary with documents establishing that a different withholding rate is authorized by the Israeli Tax Authorities. (Beneficial holders who reside in Israel and tender through their brokers may be subject to similar withholding by their brokers.) Israeli residents who are exempt from such withholding should present documents establishing their exemption together with their letter of transmittal. Moreover, if you fail to complete and sign the
Substitute Form W-9 included in the Letter of Transmittal or Form W-8,
Certificate of Foreign Status, as applicable, you may be subject to U.S. federal backup withholding of 28% of the gross proceeds payable to you pursuant to our offer. We will pay all fees and expenses of Yigal Arnon & Co., which is acting as our Information Agent, and of our Depositary, incurred in connection with our offer. If you hold shares through a bank or a broker, you should check whether they charge any service fees. See "The Offer -- Fees and Expenses."

         We are a publicly-traded company organized under the laws of Israel. We are controlled by SPL Software Ltd. ("SPL"), which is controlled by Silverboim
Holdings Ltd. ("Silverboim"), a private Israeli company under the control of Zvi
Barinboim. Together, SPL, Silverboim and Mr. Barinboim currently own approximately 61.62% of the outstanding ordinary shares of Robomatix. Because they control us and helped to structure our offer, our offer may be deemed to be made on behalf of Mr. Barinboim, Silverboim and SPL, and in this offer to purchase we refer to them and us collectively as our "bidder group."

         If more than 95% of the outstanding ordinary shares are tendered, or if
90% or less of the outstanding shares are tendered, we will purchase all shares tendered. Promptly following the expiration date, if we determine that more than
90% but not more than 95% of the shares have been tendered, we will extend the offer and amend it to provide that we will accept no more than 90% of the outstanding shares.

         If either: (i) we acquire more than 95% of the outstanding ordinary shares of Robomatix in the offer; or (ii) there are fewer than 300 holders of record of Robomatix ordinary shares resident in the U.S. after we accept and pay for shares tendered in the offer, we intend to cause Robomatix to file a certification on Form 15 with the SEC to de-register its ordinary shares under the Exchange Act. If more than 95% of the outstanding ordinary shares of
Robomatix are tendered, then, in accordance with Section 337(a) to the Israeli
Companies Law, without any further action by us or the balance of the shareholders, we will become the sole shareholder of Robomatix, and will become obligated to pay $1.00 per share to the former holders of the shares. See
"Special Factors -- Israeli Companies Law, 1999; Rights of Shareholders in Our
Offer" and "The Offer --Terms of Our Offer." If Robomatix de-registers its ordinary shares under the Exchange Act, the ordinary shares would no longer be eligible for quotation on the OTC Bulletin Board.

         Our offer is subject to certain conditions set forth under the caption
"The Offer -- Conditions to Our Offer."

         Our offer is not conditioned upon our obtaining financing.

         Robomatix has advised us that the board of directors of Robomatix is remaining neutral to our offer and has expressed no opinion, and will not express any opinion, as to whether you should tender your shares in our offer.
The board of directors of Robomatix has resolved to remain neutral because the controlling shareholder of Robomatix has a personal interest in the offer, and, further, all directors of Robomatix hold shares or options (or both) in
Robomatix and thus also have a personal interest in the offer.

FORWARD-LOOKING STATEMENTS

         Certain statements contained in this document are forward-looking statements that involve risks and uncertainties. Forward-looking statements deal with the current plans, intentions, beliefs and expectations, and statements of future economic performance, of Robomatix and the bidder group. Statements containing terms like "believes," "does not believe," "plans," "expects,"
"intends," "estimates," "anticipates" and other phrases of similar meaning are considered to imply uncertainty and are forward-looking statements.
Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results in future periods to differ materially from what is currently anticipated. Factors that could cause or contribute to such differences include those discussed from time to time in reports filed by
Robomatix with the Securities and Exchange Commission (the "SEC").

         THIS DOCUMENT AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT
INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE
WITH RESPECT TO OUR OFFER.

                                 SPECIAL FACTORS

1.       BACKGROUND OF OUR OFFER

         In January 1994, Robomatix consummated an initial public offering in the United States of 1,750,000 of its ordinary shares at a price of $7.75 per share. The ordinary shares were initially listed on Nasdaq and the Pacific Stock
Exchange, but both venues de-listed the shares in late 1994 because the shareholders' equity of Robomatix dropped below the minimum required for continued listing. In late 1994, the shares began to be quoted through the "pink sheets" on the over-the-counter bulletin board (the "OTC Bulletin Board") under the Symbol "RBMXF.OB". There is no trading market outside the United States for the ordinary shares.

         Since 1997, Robomatix's ordinary shares have not had a vibrant market in the United States. For example, during the period from January 2003 through
December 2004, the average monthly trading volume of the ordinary shares of
Robomatix on the OTC Bulletin Board was just 3,382 shares.

         Silverboim has been a controlling shareholder of Robomatix since
December 30, 1999, when it purchased 2,735,950 ordinary shares at a price of
$0.71 per share. (Silverboim resold 405,426 of those shares on the same day to one of its directors, who is no longer a shareholder of Robomatix.) Following that initial purchase, Silverboim effected the following transactions in the shares:

         o     During 2000, Silverboim sold in the market 538,500 shares and sold to Shrem Fudim, Kelner Technologies Ltd. 1,250,000 shares, and purchased in the market 711,000 shares at an average price per share of $1.82.

         o     Also during 2000, Silverboim converted a Robomatix debenture for
               5,000,000 shares, for which the conversion price for 3,000,000 shares was $0.36 per share and the conversion price of 2,000,000 shares was $0.50 per share.

         o     During 2001, Silverboim purchased 492,426 shares (117,000 shares in the market and 375,426 shares from certain individuals who were shareholders of Silverboim at such time), at an average price of $0.85 per share.

         o     Also during 2001, Silverboim purchased 1,250,000 shares from
               Shrem, Fudim, Kelner Technologies Ltd. in exchange for shares of a publicly traded company that had a market value of $905,285
               (approximately $0.72 for each Robomatix share purchased).

         o     On January 3, 2002, Silverboim purchased 92,700 shares in the market at a price of $0.17 per share.

         o     On August 14, 2003, Silverboim purchased 100,000 shares of
               Robomatix from a former shareholder of Silverboim at a price of
               $0.70 per share.

                                       10

         o     On March 28, 2005 Silverboim purchased 85,000 shares from an unrelated party in exchange for shares of an unrelated privately held company. No market value is available for this transaction.

         SPL Software Ltd. ("SPL") purchased Robomatix ordinary shares in market transactions occurring between October and December of 2004, as set out below:

--------------------------------------------------------------------------------
                                         NUMBER OF
DATE OF PURCHASE                         SHARES PURCHASED        PRICE PER SHARE
--------------------------------------------------------------------------------
October 21, 2004                                    8,500                  $0.65
--------------------------------------------------------------------------------
October 22, 2004                                      800                  $0.65
--------------------------------------------------------------------------------
October 25, 2004                                    2,083                  $0.65
--------------------------------------------------------------------------------
October 28, 2004                                      500                  $0.65
--------------------------------------------------------------------------------
October 28, 2004                                    5,000                  $0.70
--------------------------------------------------------------------------------
November 15, 2004                                     409                  $0.70
--------------------------------------------------------------------------------
November 19, 2004                                     300                  $0.70
--------------------------------------------------------------------------------
November 30, 2004                                   1,000                  $0.70
--------------------------------------------------------------------------------
December 1, 2004                                      500                  $0.70
--------------------------------------------------------------------------------
Total                                              19,092
--------------------------------------------------------------------------------

         In July 2004, the board of directors of Robomatix received from a financial adviser a draft analysis of the economic value of certain assets that it subsequently purchased in late 2004. Robomatix placed these assets into a new subsidiary, called Tadiran Telecommunications Services in Israel Limited
Partnership ("Tadiran Telecom"). The draft analysis included a valuation of the purchased assets, which is set out in "-- Certain Projections and Valuations
Relating to Robomatix." All of the members of the Robomatix board received the draft analysis, including persons who subsequently became members of our bidder group in this offer. The members of our bidder group did not consider this draft analysis in formulating our offer or in determining the fairness of our offer to the shareholders of Robomatix who are not affiliated with our bidder group. This analysis remained in draft form.

         In January 2005, at the request of a bank that provides banking and financial services to Silverboim, Silverboim received from a financial adviser a draft analysis of the economic value of Robomatix. Silverboim regarded this draft analysis as deficient because it did not take into account certain expenses, loans and other liabilities and included certain inaccuracies (wrongly reflecting that Robomatix owned all of Tadiran Telecom, among such inaccuracies). These deficiencies were never corrected and the analysis remained in draft form. The draft analysis valued Robomatix at approximately $2.00 per share, on a fully diluted basis. The members of

                                       11

our bidder group did not consider this draft analysis in formulating our offer or in determining the fairness of our offer to the shareholders of Robomatix who are not affiliated with our bidder group.

         At a meeting of the board of directors of WorldGroup held on April 20,
2005, senior officers of two subsidiaries of Robomatix appeared and gave presentations. The officers were Mr. Yochanan Korman, the active chairman of
Franz Kalff GmbH ("Franz Kalff"), and Mr. Moshe Avraham, the chairman of the board of directors of Tadiran Telecom. Robomatix owns 100% of the equity of
Franz Kalff and 90% of the equity of Tadiran Telecom. Those presentations included certain historical and projected financial information concerning Franz
Kalff and Tadiran Telelcom, respectively. See "-- Certain Projections and
Valuations Relating to Robomatix."

         From about April 15 to about May 15, 2005, Mr. Ehud Amir, the CEO of
WorldGroup and Mr. Amit Goldwasser, the CEO of Robomatix, met several times at the offices of WorldGroup, at the request of Mr. Amir, to discuss the financial statements of Robomatix. At the time of these meetings, Mr. Amir informed Mr.
Goldwasser that the reason for the meetings generally was to enable WorldGroup to consider making a tender offer for Robomatix's outstanding shares. However,
Mr. Amir and Mr. Goldwasser did not discuss the price or any other terms of any such future offer. Other than as described above, no member of our bidder group has held any discussions, negotiations or meetings with Robomatix relating to this offer or any similar transaction.

         On May 8, 2005, the audit committee of our board of directors and our board of directors each approved, by a majority vote, a proposal to commence a tender offer for the purchase of all of the outstanding shares of Robomatix, under the terms detailed herein. In addition, on the same date, our audit committee and board of directors, by a majority vote, approved a proposal whereby Silverboim would invest in our company all of the consideration it receives for its shares under the tender offer. In consideration for this investment, we have agreed to issue to Silverboim (a) 1,807,683 of our ordinary shares, par value NIS 1.00 each, which constitute approximately 21.21% of our issued share capital and approximately 10.61% of our issued share capital on a fully diluted basis (the "WorldGroup Shares"); and (b) 2,307,683 Warrant Letters
(Series 3) (the "Warrant Letters"), exercisable for ordinary shares constituting
22.34% of our issued share capital after such exercise and approximately 13.55%
of our issued share capital on a fully diluted basis. The Warrant Letters are exercisable at a price of NIS 28 per share. Our shareholders approved the foregoing at a meeting held on May 31, 2005.

         Robomatix issued a press release announcing our intention to commence this offer on May 9, 2005.

         On June 7, 2005, the board of directors of Robomatix held a meeting at which it determined that, since the controlling shareholder of Robomatix has a personal interest in the offer, and, further, since all directors of Robomatix hold shares or options (or both) in Robomatix and thus also have a personal interest in the offer, the board of directors of Robomatix would remain neutral with respect to the offer, and not express an opinion as to the offer.

                                       12

         As a holding company, we are engaged in the business of buying and selling other companies. Accordingly, we have on an ad hoc basis considered the acquisition of companies and reviewed other candidates besides Robomatix. Once we had determined to acquire control of Robomatix, we did not consider alternatives to the tender offer structure described herein.

2.       NEUTRAL POSITION OF ROBOMATIX

         Our bidder group controls Robomatix and is entitled to appoint all five of the members of the board of directors of Robomatix (provided that the two outside directors must also receive the vote of at least one-third of the votes cast by shareholders other than the members of our bidder group). In addition, all of the directors of Robomatix hold shares or options (or both) in Robomatix and thus also have a personal interest in the offer. The members of the board of directors of Robomatix therefore may appear to have a bias in favor of us and our offer. Under Israeli law, the board of directors of Robomatix is not required to express an opinion regarding our offer. In view of the possible appearance of bias in our favor, and the absence of an affirmative duty under
Israeli law to express an opinion on our offer, the board of directors of
Robomatix is remaining neutral to our offer and has expressed no opinion, and will not express any opinion, as to whether you should tender your shares in our offer. You should make your own determination as to whether to accept or reject our offer.

3.       POSITION OF THE BIDDER GROUP REGARDING THE FAIRNESS OF OUR OFFER

         Each member of our bidder group believes that the consideration to be received by the shareholders who are not affiliated with us pursuant to our offer is fair from a financial point of view.

         In reaching its conclusion as to the fairness of our offer from a financial point of view, each member of our bidder group considered a number of factors, including but not limited to the following material factors:

o    The consideration to be paid in the offer represents a premium of:

     o    approximately 35% over the per share closing price on May 6, 2005, the last day on which trading in the ordinary shares was reported by the
          OTC Bulletin Board before our intention to make the offer was announced,

     o    approximately 32% over the weighted average closing price of the shares on the OTC Bulletin Board during the month of April 2005, the last full month of trading before the announcement, and

     o    approximately 82% over the weighted average closing price of the shares on the OTC Bulletin Board during the 12 full months before the announcement.

o    The consideration to be paid in the offer represents a multiple of approximately 8.1 times the operating income of Robomatix for the year ended December 31, 2004. (The activity of Tadiran Telecom is reflected in the financial statements of Robomatix only as of the fourth quarter of the year 2004.) We believe that operating income is a good measure of the value of Robomatix as a going concern, and we believe that financial experts

                                       13

     generally consider an 8.1 times multiple of operating income to be a high multiple for a holding company such as Robomatix.

o    The consideration to be paid in the offer represents a multiple of approximately 2.3 times the net book value of Robomatix as of December 31,
     2004. We believe that financial experts generally consider a 2.3 times multiple of net book value to be a high multiple for a holding company such as Robomatix.

o    The offer will provide consideration to be paid to the shareholders entirely in cash, which eliminates any uncertainties in evaluating our offer.

o    The aggregate net loss of Robomatix during the years ended December 31,
     2002 through December 31, 2004 was approximately $0.8 million.

         Each member of our bidder group considered, as a negative factor, the fact that the market price of the shares prior to the announcement of our offer may not be an accurate indication of their value because the limited public float, low trading volumes and lack of analyst following of the shares mean that the market price of the shares may not efficiently reflect all of the publicly available information about Robomatix at any given time.

         Each member of our bidder group believes that liquidation value is only relevant in establishing the value of a business which is undergoing liquidation. Because our bidder group analyzed Robomatix as a going concern, it did not deem liquidation value to be a relevant indicator of the value of the shares of Robomatix.

         Each member of our bidder group considers that the purchase price paid in share acquisitions made prior to October 2004 by members of our bidder group is not relevant since the assets in Robomatix at the time of such acquisitions were not the same as the assets currently held by Robomatix. Acquisitions that took place thereafter were either in small purchases in the market or in share exchange transactions.

         There have been no firm offers in the past two years regarding a merger or consolidation of Robomatix, the sale or transfer of all or substantially all of Robomatix's assets, or a purchase of a controlling block of Robomatix's securities to which the offer price could be compared.

         The members of the bidder group did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching a conclusion as to the fairness of the offer.

         Each member of our bidder group believes that our offer is procedurally fair to the shareholders who are not affiliated with us, because all shareholders of Robomatix are being offered prompt cash payment for their shares and are subject to equal treatment pursuant to the terms of our offer. However, shareholders should be aware that our offer does not include certain procedural features that can tend to ensure fairness to minority shareholders:

                                       14

         o    Our offer does not require the approval or acceptance of at least a majority of the shareholders who are not affiliated with us.

         o    The board of directors of Robomatix has not formed any special committee (for example, a committee comprised of the two outside directors of Robomatix) to consider our offer. The board of directors of Robomatix is remaining neutral to our offer and has expressed no opinion, and will not express any opinion, as to whether you should tender your shares in our offer.

         o    The board of directors of Robomatix, through any special committee or otherwise, has not engaged any financial adviser or similar unaffiliated representative to act solely on behalf of
              unaffiliated shareholders for the purpose of negotiating the terms of our offer or preparing a report concerning the fairness of our offer.

4.       CERTAIN PROJECTIONS AND VALUATIONS RELATING TO ROBOMATIX

         As described above in "-- Background of Our Offer," certain projections and valuations relating to the subsidiaries of Robomatix have been provided to members of our bidder group. We are disclosing these projections and valuations in this document because we believe they may be material to a holder of shares in determining whether to tender shares pursuant to our offer.

         The projections and valuations were prepared for the specific purposes described above and not with a view to dissemination to the public. The projections and valuations do not necessarily reflect the actual performance of
Robomatix or these subsidiaries, nor do they reflect changes in the business of these subsidiaries or changes in the economy in general resulting from events which have occurred since the projections and valuations were prepared. The projections and valuations were not prepared with a view to complying with the published guidelines of the SEC regarding projections or with the American
Institute of Certified Public Accountants Guide for Prospective Financial
Statements. The independent accountants of Robomatix have neither audited nor compiled the projections and valuations and, accordingly, do not express an opinion or any other form of assurance with respect thereto. The reports of such independent accountants on the financial statements of Robomatix incorporated herein by reference relate to the historical financial information of Robomatix and do not extend to the projections and valuations and should not be read to do
so.

         The projections and valuations are based upon numerous assumptions made by the management of subsidiaries of Robomatix, including their ability to achieve strategic goals, objectives and targets over the applicable period.
These assumptions involve judgments with respect to future economic, competitive and regulatory conditions, financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Robomatix and its subsidiaries. You should understand that many important factors, in addition to those discussed elsewhere in this Offer to Purchase, could cause actual results to differ materially from those reflected in the projections and valuations. These factors include the competitive environment, economic and other market

                                       15

conditions in which the subsidiaries operate, cyclical fluctuations in their operating results and matters affecting business generally.

         We do not undertake and do not intend to make publicly available any update or revisions to the projections and valuations to reflect circumstances existing after the date of their preparation, except to the extent required under appropriate federal securities laws.

Valuation of the Purchased Assets of Tadiran Telecom

         In July 2004, the board of directors of Robomatix received from a financial adviser a draft analysis of the economic value of certain assets that it subsequently purchased in late 2004. Robomatix placed these assets into a new subsidiary, Tadiran Telecom. The analysis included a valuation of the purchased assets, and indicated a range of valuations depending upon (i) whether and how quickly certain management strategies with respect to the purchased assets may be implemented and (ii) whether various general business conditions relating to the purchased assets proved to be favorable (optimistic scenario) or unfavorable
(conservative scenario).

--------------------------------------------------------------------------------
                                                         BUSINESS SCENARIO
--------------------------------------------------------------------------------
                                                   OPTIMISTIC       CONSERVATIVE
                                                    SCENARIO          SCENARIO

MANAGEMENT STRATEGY
--------------------------------------------------------------------------------
                                                     (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------
                    Immediate Implementation       $13,265              $9,232
--------------------------------------------------------------------------------
                    Implementation over 4          $13,300              $8,782
                    years
--------------------------------------------------------------------------------
                    No Implementation              $8,619               $4,461*
--------------------------------------------------------------------------------

*In this scenario the value of the remainder is negative and therefore the value of the activity is for four years only (the dissolution/sale of the company after such period).

         To date, Tadiran Telecom has followed the "no implementation" scenario.

Review of the Activity of Tadiran Telecom

         At the April 20, 2005 meeting of the board of directors of WorldGroup,
Mr. Avraham provided the following review of the activities of Tadiran Telecom in the years 2002 - 2005:

--------------------------------------------------------------------------------
                         2002            2003            2004      FORECAST 2005
                         ----            ----            ----      -------------
--------------------------------------------------------------------------------
                                        (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------
Sale of Equipment       $12,700         $12,500         $ 8,800         $10,000
--------------------------------------------------------------------------------
Service                  11,100          11,035          11,783          10,000
                         ------          ------          ------          ------
--------------------------------------------------------------------------------
TOTAL                    23,800          23,535          20,538          20,000
--------------------------------------------------------------------------------

         Based on the above and on the results of the first five months of 2005,
Mr. Avraham stated that he does not expect a material growth in income during the year 2005.

                                       16

Review of the Activity of Franz Kalff

         At the April 20, 2005 meeting of the board of directors of WorldGroup,
Mr. Kroman provided the following review of the activities of Franz Kalff in the years 2002 - 2005:

--------------------------------------------------------------------------------
                        2002           2003            2004*      FORECAST 2005
                        ----           ----            ----       -------------
--------------------------------------------------------------------------------
                                              (EUROS IN MILLIONS)
--------------------------------------------------------------------------------
Sales                (euro)9.9     (euro)11.6      (euro)15.2        (euro)16.0
--------------------------------------------------------------------------------
EBITDA                     1.6            0.9             1.2               1.3
--------------------------------------------------------------------------------
Operational Profit         1.4            0.8             0.8               1.1
--------------------------------------------------------------------------------
Debt to the  banking       1.0            1.6             1.9
system abroad
--------------------------------------------------------------------------------

*  Not including a bonus paid to the former CEO of Franz Kalff.

         Based on the above and on the results of the first five months of 2005,
Mr. Korman estimated that the income of Franz Kalff during 2005 would be approximately 8% greater than during 2004.

5.       PURPOSE OF OUR OFFER

         Our bidder group views the potential access to public markets as the main benefit of maintaining Robomatix as a publicly-traded company. However,
Robomatix is not able to access the public markets to make additional securities offerings on attractive terms, and has continued to incur the legal, auditing, public disclosure and similar costs associated with having public shareholders.
We have decided to engage in this offer in order to reduce those costs. The expenses incurred by Robomatix in 2004 as a result of being a public company totaled approximately NIS 750,000, and included among other expenses NIS 360,000 in legal and accounting fees; NIS 10,000 in fees related to contacts with investors, public relations, travel expenses and similar expenses; NIS 80,000 in costs related to advertising, printing of annual reports and notices, and registration costs; and NIS 300,000 in directors' insurance.

         As a public company, Robomatix is subject to numerous obligations and restrictions arising from the securities laws and regulations of Israel and the
United States, including the following:

         o    Robomatix is obligated to prepare and file annual reports
              including audited financial statements and other reports with the securities authorities of the United States.

         o    Robomatix is obligated to comply with provisions of the
              Sarbanes-Oxley Act of 2002 affecting foreign private issuers.

         o    Robomatix is obligated to disclose material developments
              concerning the company to the public and the Securities and
              Exchange Commission.

                                       17

         When this offer is completed, our intention is to de-register
Robomatix's shares under the Securities Exchange Act of 1934 and be relieved from these obligations. See "-- Plans for Robomatix; Effects of Our Offer."

         Our acquisition of the shares of Robomatix has been structured as a cash tender offer in order to (i) effect a prompt and orderly transfer of the shares to us and (ii) provide shareholders with cash for all of their shares at a price in excess of the market price of the shares on the date our offer was announced.

         We are undertaking our offer now because we regard the purchase of the shares, at our offer price of $1.00 per share, based on the information set out in this document and the other publicly available information concerning
Robmatix, to be an attractive investment compared to the other investment opportunities that are available to us at this time. We intend to retain the shares acquired pursuant to the offer.

         We are not offering to purchase outstanding options to purchase shares.
If you hold vested options and wish to participate in our offer, you may exercise your options and tender the resulting shares in our offer. Unexercised options will remain outstanding and will be exercisable, and will continue to vest, in accordance with their terms.

         Robomatix has advised us that, as of June 13, 2005, there were
13,599,626 ordinary shares issued and outstanding, each with NIS 1.46 par value.
In addition, Robomatix had outstanding options to purchase 6,709,980 shares.
These options were issued:

         o    pursuant to its Employee Share Option Plan (2004),

         o    to directors and officers, and

         o    in connection with the purchase of the assets that now comprise the Tadiran Telecom subsidiary of Robomatix, to the seller of those assets and to officers and directors of Tadiran Telecom.

         Of the foregoing, options to purchase 3,023,349 shares are not vested and may remain unvested throughout our offer, and options to purchase 3,686,631 shares are vested and may be exercised. Members of the bidder group hold vested options to purchase 220,000 shares, which may be exercised in connection with our offer.

         Neither we nor Robomatix is subject to U.S. federal income tax.

                                       18

6.       PLANS FOR ROBOMATIX; EFFECTS OF OUR OFFER.

         Silverboim, SPL and Zvi Barinboim have informed us of their intent to tender in the offer in order to receve the consideration being offered.
Accordingly, when we accept tendered shares, we will become the owner of at least 61.62% of the outstanding share capital of Robomatix (before the exercise of vested options).

         If either: (i) we acquire more than 95% of the outstanding shares in the offer; or (ii) there are fewer than 300 holders of record of the shares resident in the U.S. after we accept and pay for shares tendered in the offer, we intend to cause Robomatix to file a certification on Form 15 with the SEC to de-register its ordinary shares under the Exchange Act. If more than 95% of the outstanding ordinary shares of Robomatix are tendered, then, in accordance with
Section 337(a) to the Israeli Companies Law, we will compel the remaining shareholders to sell their shares to us at the offer price and we will become the sole shareholder of Robomatix. See "-- Israeli Companies Law, 1999; Rights
of Shareholders in Our Offer" and "The Offer -- Terms of Our Offer." If this happens, or if there are fewer than 300 holders of record of Robomatix ordinary shares resident in the U.S. after we accept and pay for shares tendered in the offer, the ordinary shares would no longer be eligible for quotation on the OTC
Bulletin Board.

         Except as set forth in this document, our bidder group has no current plans or proposals that would result in any of the following:

         o    any material changes in Robomatix's corporate structure or business;

         o    any material change in the present dividend policy, indebtedness or capitalization of Robomatix;

         o    a merger or a reorganization; or

         o    a sale or transfer of a material amount of Robomatix's assets.

Nonetheless, following the acquisition, we intend to perform a further review of the business of Robomatix. In connection with this review, we may implement changes to Robomatix's management, board of directors, corporate structure, business and dividend policy. We note that Mr. Goldwasser is not expected to remain as Robomatix's chief executive officer beyond June 30, 2005 and that we have not yet determined who we will appoint to fill this post after consummation of the offer. In addition, following the consummation of our offer, we reserve the right to consider and act upon any strategic opportunity such as a merger, reorganization or sale or transfer of all or some of the material assets of
Robomatix. Any action we decide to take with respect to any strategic opportunity will be carried out in accordance with applicable laws and regulations.

         As a result of our offer, WorldGroup's direct and indirect interest in the net book value and net income of Robomatix would increase from its current level, which is zero, to a level equal to the percentage of ordinary shares we acquire pursuant to the offer, which may be as much as 100%. Silverboim, SPL and
Zvi Barinboim, who have indicated their intention to tender all of their shares in the offer, will reduce their interests in the net book value and net

                                       19

income of Robomatix from 60.84%, 0.14% and 0.64%, respectively, to nothing. On a pro forma basis, as if our offer had been completed as of December 31, 2004, and we had obtained 90% of the ordinary shares as a result of the offer, our interest in Robomatix's net book value would have increased from zero to approximately $5,737,000 (90%). In addition we would have been entitled to 90%
of (i) the benefits resulting from that interest, including the income generated by Robomatix's operations, and (ii) any future increase in Robomatix's value. As a holder of 90% of Robomatix's ordinary shares, we would also have had the power to elect all of Robomatix's directors (provided that the appointment of the two outside directors would also be subject to the vote of at least one-third of the votes cast by shareholders other than the members of our bidder group).
Similarly, based on the same 90% assumption, we would also bear 90% of the risk of losses generated by Robomatix's operations and any decrease in the value of
Robomatix after the consummation of our offer. To the extent that our offer is successful, current shareholders will not have the opportunity to participate directly in the earnings and growth of Robomatix or any right to vote on corporate matters after the consummation of our offer. To the same extent, current shareholders also will not face the risk of losses generated by
Robomatix's operations or decline in the value of Robomatix after the consummation of our offer.

7.       ISRAELI COMPANIES LAW, 1999; RIGHTS OF SHAREHOLDERS IN OUR OFFER

         Israeli Companies Law, 1999 requires that an acquisition of shares in a company which shares are publicly traded must be made by means of a tender offer for all of the shares or series of shares of such company, if as a result of the acquisition the offeror would become a holder of more than 90% of the company's shares or series of shares. This is called a "full tender offer." Our offer is being conducted in accordance with this requirement.

         Section 337(a) of Israeli Companies Law states that where a full tender offer results in the offeror holding more than 95% of the issued shares or series of shares of the subject company, the offeror automatically, without any further action on part of the offeror or the remaining shareholders, becomes the owner of all of the remaining shares, and becomes obligated to pay the price per share offered in the tender offer to the former holders of those shares. Under
Section 337(b) of Israeli Companies Law, if the full tender offer does not result in the offeror holding more than 95% of the issued shares or series of shares of the subject company, the offeror may not acquire such shares that would give the offeror a holding of more than 90% of all the shares or series of shares in respect of which the full tender offer was made.

         Accordingly, promptly following the expiration date, if we determine that more than 90% but not more than 95% of the shares have been tendered, we will extend the offer and amend it to provide that we will accept no more than
90% of the outstanding shares.

         Any shareholder tendering shares in a full tender offer that was accepted in accordance with Section 337(a) of the Israeli Companies Law may request that an appropriate Israeli court determines that the consideration offered was not fair. Such a request to the court should be made within three month from the day the full tender offer was consummated. The court may decide that the fair market value was not paid to the shareholder and require that fair market value be paid to the shareholder. The Israeli Securities Authority may provide financial assistance to the shareholder in connection with this action, if the Authority is convinced that the action has merit.

                                       20

                                    THE OFFER

1.       TERMS OF OUR OFFER

         Upon the terms and subject to the conditions of our offer, we will accept for payment and pay for all ordinary shares, par value NIS 1.46 per share, of Robomatix validly tendered, and not withdrawn, prior to the Expiration
Date. The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
Wednesday, July 13, 2005, unless and until we shall have extended the period of time for which our offer is open, in which event the term "Expiration Date"
shall mean the latest time and date at which our offer, as so extended by us, shall expire.

         The purchase price for the ordinary shares will be $1.00 per share in cash and without interest, less any withholding tax due. As of June 13, 2005, there were 13,599,626 ordinary shares of Robomatix issued and outstanding. (Of these shares, members of our bidder group currently hold 8,379,442 shares, or approximately 61.62% of the outstanding shares.) If all of the vested options to buy ordinary shares of Robomatix are exercised, we will purchase up to
17,286,257 shares.

         If more than 95% of the outstanding ordinary shares are tendered, or if
90% or less of the outstanding shares are tendered, we will purchase all shares tendered. If, promptly following the Expiration Date, we determine that more than 90% but not more than 95% of the shares have been tendered, we will extend the offer and amend it to provide that we will accept no more than 90% of the outstanding shares.

         Our offer is conditioned upon the approval of the Israeli Anti-Trust
Comptroller, and also is subject to certain other conditions that are customary for a cash tender offer. See "-- Conditions to Our Offer." Our offer is not conditioned upon obtaining financing.

         If any of those conditions shall not have been met as of the Expiration
Date, we reserve the right (but we shall not be obligated), subject to complying with applicable rules and regulations of the SEC, to:

         o    decline to purchase any of the shares tendered in our offer, terminate the offer and return all tendered shares to the
              tendering shareholders;

         o    waive any or all conditions to our offer and, to the extent permitted by applicable law, purchase all shares validly tendered;

         o    extend our offer, subject to applicable law, and, subject to the right of shareholders to withdraw the shares until the Expiration
              Date, retain the shares which have been tendered during the period or periods for which our offer is extended; or

         o    amend our offer.

         If we waive a material condition to our offer, our offer will remain open for at least five business days after the waiver.

                                       21

         Any extension, amendment or termination of our offer will be followed as promptly as practicable by public announcement thereof. The announcement, in the case of an extension, will be issued no later than 9:00 a.m., New York City time, on the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14d-4(d) under the Securities Exchange Act of
1934, as amended (the "Exchange Act"). Without limiting our obligation under that Rule or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to the
PRNewswire.

         If we extend our offer, or if we (whether before or after our acceptance for payment of the shares) are delayed in our purchase of, or payment for, the shares or are unable to pay for the shares pursuant to our offer for any reason, then, without prejudice to our rights under our offer, our
Depositary may retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in "-- Withdrawal Rights." However, our ability to delay the payment for the shares that we have accepted for payment is limited by Rule
14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the tender offer.

         We are not offering to purchase outstanding options to acquire
Robomatix shares. If you hold vested options and wish to participate in the offer, you may exercise your options and tender the resulting shares in our offer.

         If we make a material change in the terms of our offer or the information concerning our offer, we will disseminate additional tender offer materials and extend our offer to the extent required by Rules 14d-4(d),
14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which our offer would have to remain open following material changes in the terms of our offer or information concerning our offer, other than a change in price or a change in the number of shares being sought, would depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated that, in its view, an offer must remain open for a minimum period of time following a material change in the terms of the offer and that a waiver of a material condition is a material change in the terms of the offer. The release states that an offer should remain open for a minimum of five (5) business days from the date a material change is first published, or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten (10) business days may be required to allow adequate dissemination and investor response. The requirement to extend our offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment.

                                       22

         Robomatix has provided us with its shareholder lists and security position listings for the purpose of disseminating our offer to holders of the ordinary shares. This document and the related Letter of Transmittal will be mailed by us to record holders of the shares and will be furnished by us to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of the shares.

2.       ACCEPTANCE FOR PAYMENT

         Upon and subject to the terms of our offer (including, if our offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment and, subject to any withholding taxes due, will pay, promptly after the Expiration Date, for all shares validly tendered prior to the Expiration Date and not properly withdrawn. All determinations concerning the satisfaction of such terms and conditions will be within our sole discretion, which determinations will be final and binding. See
"--Terms of Our Offer."

         In all cases, payment for the shares accepted for payment pursuant to our offer will be made only after timely receipt by our Depositary of (i)
certificates for such shares (or a timely Book-Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of
Transmittal. If, prior to the Expiration Date, we increase the consideration offered to any shareholders pursuant to our offer, the increased consideration will be paid to all holders of shares purchased pursuant to our offer, whether or not such shares were tendered prior to the increase in consideration.

         For purposes of our offer, we will be deemed to have accepted for payment, and thereby purchased, the shares properly tendered to us and not withdrawn, if and when we give oral or written notice to our Depositary of our acceptance for payment of such shares. Payment for the shares accepted for payment pursuant to our offer will be made by deposit of the purchase price therefor with our Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to tendering shareholders.

         UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO
BE PAID BY US FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF OUR OFFER OR ANY
DELAY IN MAKING SUCH PAYMENT. UPON THE DEPOSIT OF FUNDS WITH OUR DEPOSITARY FOR
THE PURPOSE OF MAKING PAYMENTS TO TENDERING SHAREHOLDERS, OUR OBLIGATION TO MAKE
SUCH PAYMENT SHALL BE SATISFIED, AND TENDERING SHAREHOLDERS MUST THEREAFTER LOOK
SOLELY TO OUR DEPOSITARY FOR PAYMENT OF AMOUNTS OWED TO THEM BY REASON OF THE
ACCEPTANCE FOR PAYMENT OF THE SHARES PURSUANT TO OUR OFFER.

         If we are delayed in our acceptance for payment of, or payment for, the shares or are unable to accept for payment, or pay for, the shares pursuant to our offer for any reason, then, without prejudice to our rights under our offer
(but subject to compliance with Rule 14e-1(c) under the Exchange Act), our
Depositary may, nevertheless, on our behalf, retain tendered

                                       23

shares, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, their withdrawal rights.

         If any tendered shares are not purchased pursuant to our offer for any reason, or if certificates are submitted representing more shares than are tendered, certificates representing the shares not tendered or not accepted for purchase will be returned to the tendering shareholder, or such other person as the tendering shareholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of our offer. In case of the shares delivered by book-entry transfer into our
Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in "-- Procedure for Tendering Shares," such shares will be credited to such account maintained at a Book-Entry Transfer Facility as the tendering shareholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of our offer. If no such instructions are given with respect to the shares delivered by book-entry transfer, any such shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such shares were delivered.

3.       PROCEDURE FOR TENDERING SHARES

         Valid Tender. For the shares to be validly tendered pursuant to our offer, either (i) a properly completed and duly executed Letter of Transmittal
(or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by our Depositary at one of its addresses set forth on the back cover of this document prior to the Expiration
Date and either certificates for tendered shares must be received by our
Depositary at one of such addresses or such shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry
Confirmation (as defined below) received by our Depositary), in each case prior to the Expiration Date; or (ii) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

         Book-Entry Transfer. Our Depositary will establish accounts with respect to the shares at The Depository Trust Company, which will act as our
"Book-Entry Transfer Facility," for purposes of our offer within two (2)
business days after the date of this document. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the shares by causing the Book-Entry Transfer Facility to transfer such shares into our Depositary's account in accordance with the Book-Entry
Transfer Facility's procedure for such transfer. However, although delivery of the shares may be effected through book-entry transfer into our Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or
facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, our Depositary at one of its addresses set forth on the back cover of this document prior to the
Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of shares into our Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation."

                                       24

         DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE
WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY
TO THE DEPOSITARY.

         The term "Agent's Message" means a message transmitted by the
Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer
Facility has received an express acknowledgment from the participant in such
Book-Entry Transfer Facility tendering the shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

         THE METHOD OF DELIVERY OF THE SHARES, THE LETTER OF TRANSMITTAL AND ALL
OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH A BOOK-ENTRY TRANSFER
FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. THE SHARES
WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY OUR DEPOSITARY
(INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION).
IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY
INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO
ENSURE TIMELY DELIVERY.

         Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book Entry Transfer Facility's system whose name appears on a security position listing as the owner of the shares) of the shares tendered therewith and such registered holder has not completed either the box entitled "Special
Delivery Instructions" or the box entitled "Special Payment Instructions" on the
Letter of Transmittal; or (ii) if such shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security
Transfer Agents Medallion Program, the New York Stock Exchange Medallion
Signature Guarantee Program or the Stock Exchange Medallion Program (each, an
"Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an
Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

         If the certificates for the shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for the shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holder(s) or owner(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

       Guaranteed Delivery. If a shareholder desires to tender the shares pursuant to our offer and such shareholder's certificates for the shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach our Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

                                       25

         (i)    such tender is made by or through an Eligible Institution;

         (ii)   a properly completed and duly executed Notice of Guaranteed
                Delivery, substantially in the form provided by us, is received by our Depositary, as provided below, prior to the Expiration
                Date; and

         (iii)  the certificates for (or a Book-Entry Confirmation with respect
                to) such shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by our Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A
                "trading day" is any day on which the Nasdaq National Market, operated by the National Association of Securities Dealers,
                Inc., is open for business.

        The Notice of Guaranteed Delivery may be delivered by hand to our
Depositary or transmitted by telegram, facsimile transmission or mail to our
Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

        Notwithstanding any other provision hereof, payment for the shares accepted for payment pursuant to our offer will in all cases be made only after timely receipt by our Depositary of (i) certificates for (or a timely Book-Entry
Confirmation with respect to) such shares; (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's
Message; and (iii) any other documents required by the Letter of Transmittal.
Accordingly, tendering shareholders may be paid at different times depending upon when certificates for shares or Book-Entry Confirmations with respect to the shares are actually received by our Depositary.

        We are not offering to purchase outstanding options to purchase shares.
If you hold options and wish to participate in our offer, you may participate in the offer by submitting a notice of exercise of your options, which specifically provides for the acceptance of our offer.

         UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO
BE PAID BY US FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF OUR OFFER OR ANY
DELAY IN MAKING SUCH PAYMENT.

         The valid tender of the shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of our offer.

         Appointment. By executing the Letter of Transmittal as set forth above
(including delivery through an Agent's Message), the tendering shareholder will irrevocably appoint our designees as such shareholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the shares tendered by such shareholder and accepted for payment by us,

                                       26

and with respect to any and all non-cash dividends, distributions, rights, other shares or other securities issued or issuable in respect of such shares on or after June 14, 2005 (collectively, "Distributions"). All such proxies will be considered coupled with an interest in the tendered shares. Such appointment will be effective if and when, and only to the extent that, we accept for payment the shares tendered by such shareholder as provided herein. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment of the shares tendered in accordance with the terms of our offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such shares (and any and all Distributions) will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective). Our designees will thereby be empowered to exercise all voting and other rights with respect to such shares (and any and all Distributions), including, without limitation, in respect of any annual or special meeting of Robomatix's shareholders (and any adjournment or postponement thereof), actions by written consent in lieu of any such meeting or otherwise, as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper. We reserve the right to require that, in order for the shares to be deemed validly tendered, immediately upon our acceptance for payment of such shares, we must be able to exercise full voting, consent and other rights with respect to such shares (and any and all Distributions), including voting at any meeting of shareholders.

         Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares will be determined by us, in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any or all tenders of any shares determined by it not to be in proper form or the acceptance for payment of which, or payment for which, may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, in our sole discretion, to waive any of the conditions of our offer or any defect or irregularity in the tender of any shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, our Depositary, our
Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of our offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

         Backup Withholding Tax. Under the backup withholding tax provisions of
U.S. federal income tax law, unless a tendering holder of shares satisfies the conditions described in Instruction 9 of the Letter of Transmittal or is
otherwise exempt, the cash payable to such holder in the offer may be subject to backup withholding tax at a rate of 28%. To prevent backup withholding tax, each tendering holder should complete and sign the substitute form W-9 provided in the Letter of Transmittal. See Instruction 9 to the Letter of Transmittal.

         Israeli Withholding Tax. Tendering record holders who reside in Israel, except securities brokers, generally will be subject to Israeli income tax withholding equal to 15% of the consideration to be paid to them. See
Instruction 10 to the Letter of Transmittal.

                                       27

4        WITHDRAWAL RIGHTS

         Except as otherwise provided in this Section, tenders of shares are irrevocable. Shares tendered pursuant to our offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by us pursuant to our offer, may also be withdrawn at any time after 5:00 P.M. New York City time, on
August 13, 2005. If we announce a subsequent offering period as provided in Rule
14d-11 of the Exchange Act, we will immediately accept and promptly pay for any shares validly tendered during such period. Tenders during any subsequent offering period may not be withdrawn.

         For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by our Depositary at one of its addresses set forth on the back cover of this document and must specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares. If certificates for shares have been delivered or otherwise identified to our Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to our Depositary and, unless such shares have been tendered by an Eligible
Institution, the signatures on the notice of withdrawal must be guaranteed by an
Eligible Institution. If the shares have been delivered pursuant to the procedures for book-entry transfer as set forth above, any notice of withdrawal must also specify the name and number of the account at the appropriate
Book-Entry Transfer Facility to be credited with the withdrawn shares and otherwise comply with such Book-Entry Transfer Facility's procedures.
Withdrawals of tenders of the shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of our offer. However, withdrawn shares may be tendered by again following one of the procedures described above any time prior to the Expiration Date.

         All questions as to the form and validity (including time of receipt)
of notices of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. Neither we, our Depositary, our
Information Agent, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5        MATERIAL TAX CONSEQUENCES

         United States Federal Income Tax Consequences. The following is a general discussion of the principal United States federal income tax consequences to a United States holder of the receipt of cash in exchange for the ordinary shares of Robomatix pursuant to our offer. This discussion considers only United States holders that hold ordinary shares as capital assets. This discussion is based on current provisions of the Internal Revenue
Code of 1986, as amended (the "Code"), current and proposed Treasury regulations promulgated thereunder, and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis.
This discussion assumes that no Israeli income taxes will be withheld on payments made to a United States holder pursuant to the exchange. No rulings have been sought

                                       28

or are expected to be sought from the Internal Revenue Service (the "IRS") with respect to any of the tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. This discussion does not address all aspects of United States federal income taxation that may be relevant to any particular shareholder based on such shareholder's individual circumstances. In particular, this discussion does not address the potential application of the alternative minimum tax or the United States federal income tax consequences to United States holders that are subject to special treatment, including United States holders that:

         o    are broker-dealers or insurance companies;

         o    have elected mark-to-market accounting;

         o    are tax-exempt organizations;

         o    are financial institutions or "financial services entities;"

         o    are partnerships and other pass-through entities;

         o    hold ordinary shares as a position in a "straddle" or "appreciated financial position" or as part of a hedging, "conversion" or other integrated transaction for United States federal income tax purposes;

         o    own directly, indirectly or by attribution at least 10% of our voting power;

         o    have a functional currency that is not the U.S. dollar; or

         o    own directly, indirectly or by attribution (giving effect to the ownership attribution rules of the Code) ordinary shares of
              WorldGroup Holdings Ltd.

         For United States federal income tax purposes, the treatment of any beneficial owner of an interest in a partnership, including for this purpose any entity treated as a partnership for United States federal income tax purposes, will generally depend upon the status of the partner and upon the activities of the partnership. Any person who owns directly, indirectly or by attribution
(giving effect to the ownership attribution rules of the Code) shares of common stock WorldGroup Holdings Ltd. may be subject to the rules of Section 304 of the
Code.

         In addition, this discussion does not address any aspect of state, local or non-United States tax laws. Material aspects of United States federal income tax relevant to a holder other than a United States holder, or a
"Non-United States holder," are also discussed below.

         For purposes of this summary, a "United States holder" is a beneficial owner of the shares that is, for United States federal income tax purposes:

         o    an individual who is a citizen or, for United States federal income tax purposes, a resident of the United States;

                                       29

         o    a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof;

         o    an estate, the income of which is includible in gross income for
              United States federal income tax purposes regardless of its source; or

         o    a trust, (a) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) if it has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

         The receipt of cash in exchange for ordinary shares of Robomatix by a
United States holder pursuant to our offer will be a taxable transaction for
United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a United States holder will recognize gain or loss equal to the difference between the amount received in exchange for the holder's ordinary shares pursuant to our offer and the holder's adjusted tax basis in the ordinary shares. Subject to the discussion below regarding passive foreign investment companies, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the United States holder's holding period for such ordinary shares exceeds one year. Gain or loss realized by a United States holder on the exchange of the ordinary shares generally will be treated as United States-source gain or loss.
The deductibility of a capital loss recognized on the exchange is subject to limitations.

         For United States federal income tax purposes, Robomatix would be considered a passive foreign investment company ("PFIC") for any taxable year in which either (i) 75% or more of its gross income is passive income, or (ii) at least 50% of the average value of all of its assets for the taxable year produce or are held for the production of passive income. For this purpose, passive income includes dividends, interest, royalties, rents, annuities and the excess of gains over losses from the disposition of assets which produce passive income.

         Management of Robomatix believe that the company has never been a PFIC.
However, due to legal and factual uncertainties, such conclusion is not free from doubt.

         If Robomatix is, or has been, classified as a PFIC for any taxable year, gain (if any) recognized by a United States holder (who was a shareholder at the time Robomatix was classified as a PFIC) upon the disposition of ordinary shares would, absent a previous election by such United States Holder to treat its investment in ordinary shares as an investment in a "qualified electing fund," be taxable for United States federal income tax purposes as ordinary income. Further, a United States Holder would generally be required to allocate such ordinary income ratably over the holding period for such ordinary shares, and the amount allocated to each year during which Robomatix was considered a
PFIC (other than the year of the disposition) would be subject to tax at the highest individual or corporate tax rate, as the case may be, and an interest charge would be imposed with respect to the resulting tax liability allocated to each such year. A United States holder would also be required to make a return on IRS Form 8621 with respect to the disposition of ordinary shares.

                                       30

         Except as described below, a Non-United States holder of ordinary shares will not be subject to U.S. federal income or withholding tax on the payment of proceeds from the disposition of ordinary shares, unless:

         o    such item is effectively connected with the conduct by the
              Non-United States holder of a trade or business in the United
              States and, in the case of a resident of a country which has a treaty with the United States, such as Israel, such item is attributable to a permanent establishment or, in the case of an individual, a fixed place of business, in the United States;

         o    the Non-United States holder is an individual who holds the ordinary shares as a capital asset and is present in the United
              States for 183 days or more in the taxable year of the disposition and does not qualify for an exemption; or

         o    such item is subject to tax pursuant to the provisions of United
              States tax law applicable to U.S. expatriates.

         United States holders are subject to information reporting and back-up withholding (at a rate of 28%) on proceeds paid from the disposition of ordinary shares unless the U.S. Holder provides IRS Form W-9 or otherwise establishes an exemption.

         Non-United States holders generally are not subject to information reporting or back-up withholding upon the disposition of ordinary shares, provided that such non-U.S. Holder establishes its non-U.S. status (or other exemption) in the manner required by Treasury regulations.

         The amount of any back-up withholding will be allowed as a credit against a United States or Non-United States holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

         THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS
INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON LAWS, REGULATIONS,
PRONOUNCEMENTS AND DECISIONS NOW IN EFFECT, ALL OF WHICH ARE SUBJECT TO CHANGE
(POSSIBLY RETROACTIVELY). EACH HOLDER OF THE SHARES IS URGED TO CONSULT ITS OWN
TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE OFFER, INCLUDING SUCH HOLDER'S
STATUS AS A U.S. HOLDER OR A NON-U.S. HOLDER, AS WELL AS ANY TAX CONSEQUENCES
THAT MAY ARISE UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER NON-UNITED
STATES TAXING JURISDICTION.

         Israeli Tax Consequences. As of January 1, 2003, capital gains received by individual shareholders and certain corporate shareholders (which are not subject to the provisions of the Inflationary Adjustments Law) upon the sale of
Robomatix ordinary shares are subject to a 15% tax rate on any capital gain accrued from January 1, 2003 (including with respect to gains accrued before that date). Such gains accrued prior to that date are generally exempt from tax.
These rules are applicable, inter alia, to an Israeli resident company whose shares are traded on a recognized stock exchange or recognized over-the-counter market outside of Israel (if the shares

                                       31

are not considered to be so traded, different taxation rules with less favorable consequences may be applicable).

         Notwithstanding the foregoing, dealers in securities in Israel are taxed at regular tax rates applicable to business income. Israeli corporate shareholders to which the provision of the Inflationary Adjustments Law apply will be liable to tax on any gains from the sale of Robomatix shares.
Non-residents of Israel will, in general, continue to be exempt from capital gains tax on the sale of shares, if they were not purchased before the listing of our shares for trading on a stock exchange and so long as the gain is not derived through a permanent establishment the foreign residents maintain in
Israel. However, non-Israeli corporations will not be entitled to such exemption if an Israeli resident (i) has a controlling interest of 25% or more in such non-Israeli corporation, or (ii) is the beneficiary or is entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

          Special rules will apply to shareholders who held Robomatix shares before their quotation on the OTC Bulletin Board commenced.

         Pursuant to the convention between the Governments of the United States and Israel with respect to taxes on income, or the U.S.-Israel tax treaty, the sale, exchange or disposition of Robomatix's ordinary shares by a person who qualifies as a resident of the United States under the treaty and who is entitled to claim the benefits afforded to him by the treaty, will generally not be subject to Israeli capital gains tax. This exemption shall not apply to a person who held, directly or indirectly, shares representing 10% or more of the voting power Robomatix during any part of the 12-month period preceding the sale, exchange or disposition, subject to certain conditions. A sale, exchange or disposition of Robomatix's shares by a U.S. resident qualified under the treaty, who held, directly or indirectly, shares representing 10% or more of the voting power in Robomatix at any time during the preceding 12-month period would be subject to Israeli tax, to the extent applicable and subject to the exemption mentioned above; however, under the treaty, this U.S. resident would be permitted to claim a credit for those Israeli taxes against the U.S. income tax with respect to the sale, exchange or disposition, subject to the limitations in
U.S. laws applicable to foreign tax credits.

         Tendering record holders who reside in Israel, except securities brokers, must state to us, in their Letter of Transmittal, that they are residents of the State of Israel, and we are required to withhold Israeli income tax equal to 15% of the consideration to be paid to them, unless they provide the Depositary with documents establishing that a different withholding rate is authorized by the Israeli Tax Authorities. (Beneficial holders who reside in
Israel and tender through their brokers may be subject to similar withholding by their brokers.) Israeli residents who are exempt from such withholding should present documents establishing their exemption together with their letter of transmittal.

6.       PRICE RANGE OF THE SHARES

         The ordinary shares of Robomatix are traded on the OTC Bulletin Board under the symbol "RBMXF.OB." The following table sets forth, for each of the quarters indicated, the

                                       32

high ask and low sales prices on the OTC Bulletin Board as reported by published financial sources.

                                                            ORDINARY SHARES
                                                         -------------------

                                                         HIGH           LOW
Year Ended December 31, 2003
First Quarter ..................................         $0.50         $0.05
Second Quarter .................................          0.30          0.13
Third Quarter...................................          0.33          0.15
Fourth Quarter..................................          0.40          0.22

Year Ended December 31, 2004
First Quarter ..................................         $0.35         $0.25
Second Quarter   ...............................          0.28          0.25
Third Quarter ..................................          0.43          0.25
Fourth Quarter .................................          0.80          0.30

Year Ending December 31, 2005
First Quarter ..................................         $0.70         $0.45
Second Quarter (through June 13)................         $0.96         $0.70

         On May 6, 2005, the last day on which trading in the ordinary shares of
Robomatix was reported by the OTC Bulletin Board before we announced our intention to commence our offer, the last trading price per share, as reported on the OTC Bulletin Board, was $0.74. On June 13, 2005, the last reported sales price of the shares on the OTC Bulletin Board was $0.915 per share. SHAREHOLDERS
ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7.       EFFECT OF OUR OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT
REGISTRATION; STOCK QUOTATION

         The shares of Robomatix are currently quoted on the OTC Bulletin Board and registered under the Exchange Act. Registration of the shares under the
Exchange Act may be terminated upon application of Robomatix to the Securities and Commission if the shares are neither listed on a national securities exchange nor held by 300 or more holders of record resident in the United
States. As of June 13, 2005, Robomatix had 449 shareholders of record.

         If the ordinary shares are deregistered, then they would no longer be eligible for quotation on the OTC Bulletin Board.

         If either (i) more than 95% of the outstanding ordinary shares of
Robomatix are tendered or (ii) there are fewer than 300 holders of record of
Robomatix ordinary shares resident in the United States after we accept and pay for shares tendered in the offer, we intend to cause Robomatix to file a certification on Form 15 with the SEC to de-register its ordinary shares under the Exchange Act If more than 95% of the outstanding ordinary shares of
Robomatix are tendered, then, in accordance with Section 337(a) to the Israeli
Companies Law, without any further action by us or the balance of the shareholders, we will become the sole shareholder of Robomatix, and will become obligated to pay $1.00 per share to the former holders of the shares.

                                       33

8.       CERTAIN INFORMATION CONCERNING ROBOMATIX

         General. The information concerning Robomatix contained in this document, including that set forth below under the caption "Selected Financial
Information," has been furnished by Robomatix or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources.

         Robomatix is a holding company that was incorporated under the laws of the State of Israel in 1982. Its principal executive offices are located 1
Azrieli Center, Tel Aviv 67021, Israel; the telephone number of its principal executive offices is 972-3-693-1111.

         Robomatix currently holds, through a wholly-owned subsidiary, all of the outstanding share capital of Franz Kalff GmbH, a German company engaged in the business of manufacturing through contractors, marketing and sale of first aid kits primarily for the automotive industry and mainly in Germany. It also holds directly 90% of Tadiran Telecom Communication Services in Israel Limited
Partnership, an Israeli limited partnership that is engaged in marketing, sales, and maintenance of communication systems and service centers. It also holds an indirect interest in eLady Ltd., a Japanese Internet commerce portal for women, approximately 3.8% of the issued and outstanding share capital of Leader Tech
Ltd., a public Israeli company traded in the Tel Aviv Stock Exchange that purchases and invests in emerging technology companies, approximately 5% of the share capital of Dirad Technologies Management (2000) Ltd. and 0.45% of the
issued share capital of Israel Land Development Insurance Company, a public
Israeli company traded in the Tel Aviv Stock Exchange active in the field of insurance.

         Related Party Transactions. Except as set forth in this document, no member of the bidder group, nor any of our affiliates, nor, to our best knowledge, any of the persons listed on Annex A:

         o    has had, during the past two years, any negotiations, transactions or material contacts with Robomatix or any of its executive officers, directors or affiliates, concerning any merger,
              consolidation, acquisition, tender offer, election of directors, or the sale of a material amount of the assets of, Robomatix; or

         o    has any agreement, arrangement or understanding or any actual or potential conflict of interest with Robomatix or any of its executive officers, directors or affiliates.

         The following is a summary of the transactions that occurred during the past two years between members of the bidder group or any person listed on Annex
A, on one hand, and Robomatix or any of its affiliates, officers or directors, on the other hand.

         On November 15, 2000, Robomatix entered into a consultation and management agreement with Silverboim, effective January 1, 2000, pursuant to which Silverboim provides management, consulting and support services to
Robomatix in consideration for monthly

                                       34

payments of $10,000 plus value added tax and reimbursement of reasonable expenses. Additionally, in October 2000, Robomatix's shareholders approved a services agreement with Silverboim, effective January 1, 2000, pursuant to which
Silverboim provides Robomatix support and administrative services, including secretarial and computer services, office space and the payment of related expenses. The service fees under this agreement are based on actual expenses up to $5,000 per month. In 2001 and 2002, Robomatix made no actual payment to
Silverboim for support, services and office space and management and consulting services, (except for actual out of pocket expenses in connection with the management and consulting agreement in an amount of $10,914) but recorded in its
2001 and in 2002 financial statements $60,000 for support, services and office space and $120,000 for management and consulting services. In 2003, Robomatix paid Silverboim $104,000 in respect of outstanding debt. Both the consultation and management agreement and the services agreement expired in January 2005.

         Pursuant to its 2001 option plan, Robomatix has issued 60,000 options to Zvi Barinboim.

         In September 2002, Robomatix entered into an agreement for the sale of its entire share holdings in Robomatix (Israel) Ltd. to SPL. In accordance with the agreement, SPL agreed to pay Robomatix approximately $570,000, payable in
NIS in three equal installments. The last installment was paid on November 25,
2004.

         Robomatix financed a substantial part of the purchase price of the share capital of Franz Kalff through a secured loan that it took from Bank
Hapoalim. Approximately $ 2.5 million of this loan is guaranteed by Silverboim through two guaranty agreements with the bank. The first guaranty agreement, unlimited in amount, guarantees the payment of all amounts due to the bank from
Robomatix and will terminate upon the perfection of a security interest in
Mersa's bank account in the Netherlands. The other agreement guarantees our payment of 2,658,443 Euros to Bank Hapoalim (approximately $3,275,600).

                                       35

         Share Ownership. The following table sets forth, as of June 1, 2005, the number of ordinary shares owned beneficially by all officers and directors of Robomatix. The named shareholders in this table do not have different voting rights with respect to the ordinary shares indicated. All options set forth below are fully vested.



------------------------------------------------------------------------------------------
NAME OF SHAREHOLDER                   NUMBER OF SHARES          NUMBER OF OPTIONS
                                      BENEFICIALLY OWNED        EXERCISABLE WITHIN 60 DAYS
------------------------------------------------------------------------------------------

Zvi Barinboim,(1) Director                 8,379,442                 60,000
------------------------------------------------------------------------------------------
Ariel Levy, Director                         6,000                   80,000
------------------------------------------------------------------------------------------
Itzhak Oz, Director                           --                     80,000
------------------------------------------------------------------------------------------
Nir Reshef, Outside Director                  --                     60,000
------------------------------------------------------------------------------------------
Ruth Breger, Outside Director                 --                     60,000
------------------------------------------------------------------------------------------
Amit Goldwasser,(2) Chief                     --                    240,000
Executive Officer
------------------------------------------------------------------------------------------


(1)   Includes 87,200 ordinary shares held directly by Mr. Barinboim, 19,092 shares held by SPL Software Ltd. and 8,273,150 shares held by Silverboim.
      The 60,000 options held by Zvi Barinboim are exercisable as long as he continues to serve as a director of Robomatix and have an exercise price of $0.70 per ordinary share. Silverboim is a privately held company in which the voting rights are held by Zvi Barinboim (20.68%), Barhoz
      Holdings Ltd. (22.38%), Zvi Bar-Nes Nisensohn and a company under his control (17.02%), Gilex Holding B.V (19.27%), (which also holds 1,200,000 ordinary shares of Robomatix which constitute 8.82% of the outstanding ordinary shares of Robomatix) Shrem, Fudim, Kelner & Co. Ltd. (9.57%) and
      Hapoalim Assets (Shares) Ltd. (11.08%). Zvi Barinboim holds, primarily through a wholly owned company, 51% of the voting rights and 26.92% of the capital stock of Barhoz Holdings Ltd. As a result, Zvi Barinboim holds, directly and indirectly, approximately 43.06% of the voting rights of
      Silverboim. Certain officers of Silverboim hold options to purchase ordinary shares of Silverboim and the numbers presented above do not represent percentages of holdings on a fully diluted basis. Zvi Barinboim disclaims beneficial ownership of the securities owned by Silverboim, except to the extent of his pecuniary interest in those securities.

(2)   The employment of Mr. Goldwasser as Chief Executive Officer of Robomatix
      is to terminate at the end of June 2005.

         To our knowledge, no executive officer or director of Robomatix has effected any transaction in the shares during the past 60 days.

                                       36

         Selected Financial Information. Set forth below are certain selected financial data for Robomatix for the years ended December 31, 2004 and 2003, which were derived from a Form 6-K filed by Robomatix on May 9, 2005. More comprehensive financial information is included in the annual reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by Robomatix with the SEC. The following financial data is qualified in its entirety by reference to such annual reports and other documents including the financial information and related notes contained therein.

                                                        YEARS ENDED DECEMBER 31,
                                                          2004            2003
                                                        --------        --------
                                                         (DOLLARS IN THOUSANDS,
                                                         EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
Sales                                                    $23,597        $12,493
Cost of Sales                                             17,627          9,649
Gross Profit                                               5,970          2,844
Selling and marketing expenses                            (1,455)          (946)
General and administrative expenses                       (2,741)        (1,949)
                                                         -------        -------
Operating loss                                             1,774            (51)
Impairment of long-term investments                       (2,218)            --
Other income                                                 142          1,045
Financial expenses, net                                     (388)           (10)
Income (loss) before taxes on income                      (1,262)           984
Taxes on income                                              332            195
                                                         -------        -------
Gain (loss) from continuing operations                    (1,594)           789
Equity in earnings of an affiliate                             6            481
                                                         -------        -------
Net income (loss)                                        $(1,588)       $ 1,270
                                                         =======        =======
Net earnings (loss) per share - basic and diluted        $ (0.12)       $  0.09
                                                         =======        =======
Income (loss) per share from continuing operations       $ (0.12)       $  0.09
                                                         =======        =======
Weighted average number of shares used in computing
basic net earnings (loss) per share                       13,600         13,600
                                                         =======        =======
Weighted average number of shares used in computing
diluted net earnings (loss) per share                     13,600         13,600
                                                         =======        =======

                                                           AS OF DECEMBER 31,
                                                          2004           2003
                                                        --------        --------
                                                         (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA
Working capital                                          $ 1,486       $ 3,934
Total assets                                             $26,037       $16,732
Total liabilities                                        $19,662       $ 9,364
Shareholders' equity                                     $ 6,375       $ 7,368

                                       37

Robomatix's book value per share as of December 31, 2003 and December 31, 2004 was $0.54 and $0.47, respectively.

         Available Information. Robomatix is subject to the informational filing requirements of the Exchange Act applicable to "foreign private issuers" and, in accordance therewith, is obligated to file reports, including annual reports on
Form 20-F, and other information with the SEC relating to its business, financial condition and other matters. These reports and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400,
Chicago, IL 60661. Copies of this information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

         Since November 13, 2002 Robomatix has filed those reports and other information electronically, and they are available on the Internet at
www.sec.gov.

9.       CERTAIN INFORMATION CONCERNING THE BIDDER GROUP

         Except as set forth in this document, no member of our bidder group, nor to the best of our knowledge, any of the other persons listed on Annex A:

o     has had, during the past two years, any negotiations, transactions or material contacts with Robomatix or any of its executive officers, directors or affiliates, concerning any merger, consolidation, acquisition, tender offer, election of directors, or the sale of a material amount of the assets of, Robomatix; or

o     has any agreement, arrangement or understanding and any actual or potential conflict of interest with Robomatix or any of its executive officers, directors or affiliates.

         Other than as set forth above under "-- Certain Information Concerning
Robomatix -- Share Ownership," no member of our bidder group, no person named in
Annex A hereto, and no majority-owned subsidiary or associate (as such term is defined by SEC rules) of any such person owns any shares of Robomatix or has effected any transaction in the shares in the past 60 days.

         On March 28, 2005 Silverboim entered into an agreement with Elrov
(Israel) Ltd. pursuant to which Silverboim sold to Elrov 212,127 shares of
Technorov Holdings Ltd. (1993) Ltd. in consideration for Elrov selling to
Silverboim 85,000 ordinary shares of Robomatix.

         Except as set forth in this document, no member of our bidder group, nor to the best of our knowledge, any of the other persons listed on Annex A, has made any recommendation in support of or opposed to the offer.

                                       38

         Except as set forth in this document, no member of our bidder group, nor to the best of our knowledge, any of the other persons listed on Annex A,
(i) has been convicted in a criminal proceeding in the past five years
(excluding traffic violations or similar misdemeanors); or (ii) has been party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

         The members of our bidder group have filed with the SEC a combined
Tender Offer Statement and a Rule 13e-3 Transaction Statement on Schedule TO
that contains additional information with respect to our offer. This combined schedule, and any amendments thereto, may be examined and copies may be obtained from the public reference facilities of the Commission as described above in
"The Offer -- Certain Information Concerning Robomatix."

10.      SOURCE AND AMOUNT OF FUNDS

         Our offer is not conditioned upon any financing arrangements. The total amount of funds we require to consummate our offer, including the fees and expenses of our offer, and assuming the exercise of vested options, is estimated to be approximately $17.3 million, which funds will be derived from cash that we have on hand.

11.      DIVIDENDS AND DISTRIBUTIONS

         Robomatix does not have a stated policy regarding dividend distributions and has not paid any dividends in the past.

12.      CONDITIONS TO OUR OFFER

         Our offer is conditioned upon the approval of the Israeli Anti-Trust
Comptroller.

         In addition, our offer is subject to the conditions that

         (a) there shall be:

         o    no action or proceeding instituted or pending before any court, regulatory or administrative agency or other governmental
              authority,

         o    no injunction or other order issued by any governmental authority,
              and

         o    no statute, rule, regulation or interpretation enacted,
              promulgated or issued by any governmental authority

         in each case that seeks to, or would, restrain or prohibit us from completing our offer, obligate us to pay monetary damages for completing our offer or impose any material limitation on our ability to acquire, hold and exercise full rights of ownership of the shares;
         and

                                       39

         (b) there shall not have occurred:

         o    any material adverse change to the condition of the financial markets in Israel or the United States;

         o    any general suspension of, or limitation on price for or trading in securities in the major stock markets of the United States or
              Israel;

         o    a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Israel;

         o    a commencement of a war, armed hostilities or other national or international calamity involving the United States or Israel;

         o    any limitation by any governmental authority on the extension of credit by banks or other lending institutions;

         o    civil riots, acts of insurgence and related actions that threaten the normal conduct of business and commerce in Israel; or

         o    in the case of any of the foregoing existing at the time of the commencement of our offer, in our reasonable judgment, a material acceleration or worsening thereof.

         Our offer is not conditioned on the availability of financing.

         All conditions will be waived or satisfied prior to the Expiration
Date. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

13.      CERTAIN LEGAL MATTERS

         Except as otherwise disclosed herein, based on a review of publicly available information filed by Robomatix with the Securities and Exchange
Commission, we are not aware of (i) any license or regulatory permit that appears to be material to the business of Robomatix and its subsidiaries, taken as a whole, that might be adversely affected by our acquisition of shares pursuant to our offer or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of shares by us as contemplated herein.

14.      FEES AND EXPENSES

         We have retained Yigal Arnon & Co. to act as our Information Agent and
American Stock Transfer & Trust Company to act as our Depositary in connection with our offer. Our Information Agent may contact holders of the shares by personal interview, mail, e-mail, telephone, facsimile transmission, telegraph and other methods of electronic communication and

                                       40

may request brokers, dealers, commercial banks, trust companies and other nominees to forward our offer materials to beneficial holders. Our Information
Agent and our Depositary will each receive reasonable and customary compensation for their services. We has also agreed to reimburse each such firm for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities in connection with their services, including certain liabilities under federal securities laws.

         It is estimated that the expenses incurred in connection with our offer will be approximately as set forth in the following table:

Information Agent Fees..............................................    $ 10,000
Depositary Fees.....................................................      15,000
Filing Fees.........................................................       2,035
Legal Fees..........................................................     200,000
Printing and Mailing Costs, Miscellaneous...........................      40,000
                                                                       ---------
         Total......................................................   $ 267,035
                                                                       =========

Robomatix has not paid and will not be responsible for paying any of these expenses.

         Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for making solicitations or recommendations in connection with our offer. Brokers, dealers, banks and trust companies will be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding our offer materials to their customers.

         The bidder group has not made any provisions in connection with this offer for Robomatix's shareholders to access its files or for the bidder group to provide counsel or legal advice to Robomatix's shareholders at the bidder group's expense.

15.      MISCELLANEOUS

         Our offer is being made to all holders of the shares of Robomatix. We are not aware of any jurisdiction in which the making of our offer or the tender of shares in connection therewith would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require our offer to be made by a licensed broker or dealer, our offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATION ON OUR BEHALF NOT CONTAINED HEREIN OR IN THE LETTER OF
TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT
BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                            WORLDGROUP HOLDINGS LTD.

                                  June 14, 2005

                                       41

                                     ANNEX A

          DIRECTORS AND EXECUTIVE OFFICERS OF WORLDGROUP HOLDINGS LTD.

         The following schedule sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each of our directors and executive officers. Unless otherwise indicated, each person is a citizen of the state of
Israel and the business address of each such person is c/o WorldGroup Holdings
Ltd., 1 Azrieli Center, Tel Aviv, Israel and the telephone number at this address is 972-3-6931111. Unless otherwise indicated, each such person has held his or her present occupation as set forth below for the last five years.



                   Present Principal
                   Occupation
Name                                      Material Positions Held During Last Five Years
-------------------------------------------------------------------------------------------------------------------

Zvi Barinboim      Chairman of the        Since December 1999, Chairman of the Board of Directors, Robomatix
                   Boards of Directors,   Technologies Ltd.; Since August 2002, Chairman of the Board of Directors
                   Silverboim Holdings    of WorldGroup Holdings Ltd.; Since January 2002, Chairman of the Board of
                   Ltd., Robomatix        Directors of SPL Software Ltd.; Since December 2004, Chairman of the
                   Technologies Ltd.,     Board of Directors, Polgat Ltd.; Since December 2004, Chairman of the
                   SPL Software Ltd.      Board of Directors, Bagir Ltd.; Since 1998, Chairman, Silverboim Holdings
                   and WorldGroup         Ltd.
                   Holdings Ltd.

Ariel Levy         Deputy Director        Since March 2003, Director, WorldGroup Holdings Ltd.; Since December
                   General and            1999, Director, Robomatix Technologies Ltd.; Since 1999-2004, Deputy
                   Secretary,             Manager, Operations, Silverboim Holdings Ltd.; Since December 2002,
                   WorldGroup Holdings    Director, Silverboim Holdings Ltd.
                   Ltd.

Shaul Ashkenazi    Businessman            Since August 2002, Director, WorldGroup Holdings Ltd.; July 2000 - June
                                          2004, Chief Executive Officer, SPL Software Ltd.

Danny Gilboa       Manager, Marketing     Since August 2004, Outside Director, WorldGroup Holdings Ltd.; Since
                   and Sales, Hilan       April 2003, Manager Marketing and Sales Unit, Hilan Tech Ltd.; 2000-2001,
                   Tech Ltd.              Chief Executive Officer, Supercom Technologies Ltd.

Asher Deutsch      Chief Executive        Since 1993, Chief Executive Officer, Datsher - Business Information Ltd.;
                   Officer, Datsher -     Since August 2004, Outside Director, WorldGroup Holdings Ltd.
                   Business Information
                   Ltd.


                                       A-1



                   Present Principal
                   Occupation
Name                                      Material Positions Held During Last Five Years
-------------------------------------------------------------------------------------------------------------------

Ofer Bar Ness      Assistant to the       Since June 2003, Director, WorldGroup Holdings Ltd.; Since November 2000,
Nissensohn         Chief Executive        Assistant to the Chief Executive Officer, Hilan Tech Ltd.; Since
                   Officer, Hilan Tech    September 1999, Manager of Operations, Yifat Hon Disc Ltd.
                   Ltd.

Osnat Gal          Chief Executive        Since June 2003, Director, WorldGroup Holdings Ltd.; Since May 2004,
                   Officer, Chashavim     Chief Executive Officer, Chashavim Har Gal Ltd.; 2001 - 2003, Business
                   Har Gal Ltd.           Consultant, Machshava Kadima Ltd.

Ehud Amir          Chief Executive        Since August 2004, Chief Executive Officer, WorldGroup Holdings Ltd.;
                   Officer, WorldGroup    Since November 2001, Deputy Chief Executive Officer, Israel Land
                   Holdings Ltd.          Development Insurance Holdings Ltd.; Since July 2000, Chief Executive
                                          Officer, Financiteck Ltd.


                                      A-2

              DIRECTORS AND EXECUTIVE OFFICERS OF SPL SOFTWARE LTD.

         The following schedule sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each of the directors and executive officers of SPL Software Ltd. Unless otherwise indicated, each person is a citizen of the state of Israel and the business address of each such person is
c/o SPL Software Ltd., c/o Silverboim Holdings Ltd., 1 Azrieli Center, Tel Aviv,
Israel and the telephone number at this address is 972-3-6931111. Unless otherwise indicated, each such person has held his or her present occupation as set forth below for the last five years.



                   Present
                   Principal
Name               Occupation             Material Positions Held During Last Five Years
--------------------------------------------------------------------------------------------------------------------

Zvi Barinboim                  See "Directors and Executive Officers of WorldGroup Holdings Ltd." above.

Amit Goldwasser    Chief Financial        Since March 2005, Chief Financial Officer, SPL Software Ltd.; Since June
                   Officer, SPL           2002, Chief Executive Officer, Robomatix Technologies Ltd.; Since April
                   Software Ltd.          2000, Chief Executive Officer, Silverboim Holdings Ltd.; Since December
                                          2002, Director, Silverboim Holdings Ltd.

Jacob Tenenboem    Businessman,           Since July 2003,Director, SPL Software Ltd.; Since January 2005,
                   Director of Companies  Chairman, InsureWork Inc.; Since February 2005, Chairman, Intelinks Ltd;
                                          Since January 2001, Chairman of IT-Net Investments Ltd.; Since July 2002,
                                          Director, Magic Software Industries Ltd.

Avi Baum           Chief Executive        Since May 2002, Director, SPL Software Ltd.; Since April 2003, Chief
                   Officer, Hilan Tech    Executive Officer, Hilan Tech Ltd.; 1998 - 2001, Director and Chief
                   Ltd.                   Executive Officer, Sahar Securities Ltd.

Zvi Bar Ness       Businessman            Since May 2002, Director, SPL Software Ltd.; Since December 2004,
Nissensohn                                Director, Polgat Ltd.; 2000 - 2003, Chief Executive Officer and Director,
                                          Hilan Tech Ltd.

Shaul Ashkenazi                See "Directors and Executive Officers of WorldGroup Holdings Ltd." above.


                                      A-3

          DIRECTORS AND EXECUTIVE OFFICERS OF SILVERBOIM HOLDINGS LTD.

         The following schedule sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each of the directors and executive officers of Silverboim Holdings Ltd. Unless otherwise indicated, each person is a citizen of the state of Israel and the business address of each such person is
c/o Silverboim Holdings Ltd. 1 Azrieli Center, Tel Aviv, Israel and the
telephone number at this address is 972-3-6931111. Unless otherwise indicated, each such person has held his or her present occupation as set forth below for the last five years.



                   Present
                   Principal
Name               Occupation             Material Positions Held During Last Five Years
---------------------------------------------------------------------------------------------------------------------

Zvi Barinboim                  See "Directors and Executive Officers of WorldGroup Holdings Ltd." above.

Zeev Hartabi       Advocate, Hartabi,     Since June 1998, Director, Silverboim Holdings Ltd.; Since 1957, Advocate.
                   Borenstein, Bason

Zvi Bar Ness                      See "Directors and Executive Officers of SPL Software Ltd." above.
Nissensohn

Amit Goldwasser                   See "Directors and Executive Officers of SPL Software Ltd." above.

Ariel Levy                     See "Directors and Executive Officers of WorldGroup Holdings Ltd." above.


                    BUSINESS AND BACKGROUND OF ZVI BARINBOIM

See "Directors and Executive Officers of WorldGroup Holdings Ltd." above.

                                      A-4

                     The Information Agent for our offer is:

                                YIGAL ARNON & CO.

                                1 Azrieli Center
                                 Tel-Aviv 61337
                                     Israel
                             Attention.: Orly Tsioni
                          TELEPHONE: 011-972-3-608-7842
                          Facsimile: 011-973-3-608-7713
                             email: orly@arnon.co.il

                        The Depositary for our offer is:

                     AMERICAN STOCK TRANSFER & TRUST COMPANY

                                 59 Maiden Lane
                            New York, New York 10038
                            Telephone (718) 926-5100
                            Facsimile (718) 235-5001
                                       or
                          CALL TOLL FREE (800) 937-5449
                                       or
                                 (800) 921-6820